===============================================================================
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           STERLING BANCSHARES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

   STERLING
--------------
  BANCSHARES

2002
Notice of
Annual Meeting
and
Proxy Statement

Monday, April 29, 2002
at 2:00 P.M. local time
Doubletree Hotel Post Oak
2001 Post Oak Boulevard
Houston, Texas  77056

                            STERLING BANCSHARES, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 29, 2002

TO OUR SHAREHOLDERS:

    The Annual Meeting of Shareholders (the "Meeting") of Sterling Bancshares, Inc. (the "Company") will be held at the Doubletree Hotel at 2001 Post Oak Boulevard, Houston, Texas at 2:00 p.m., local time, on Monday, April 29, 2002, for the following purposes:

     1. To elect (i) six Class I directors for three-year terms ending at the 2005 Annual Meeting of Shareholders, or until their successors have been elected and qualified, and (ii) one Class II director for a one-year term ending at the 2003 Annual Meeting of Shareholders, or until a successor has been elected and qualified.

     2. To approve an amendment to Sterling Bancshares' Restated and Amended Articles of Incorporation to increase the total number of shares of common stock, par value $1.00 per share, that the Company has the authority to issue from 50,000,000 shares to 100,000,000 shares.

     3. To ratify the appointment of Deloitte & Touche LLP as the Company's independent public accountants for its fiscal year ending December 31, 2002.

     4. To act on such other business as may properly come before the Meeting or any adjournment thereof.

     The close of business on March 11, 2002 has been fixed as the record date for determining shareholders entitled to notice of and to vote at the Meeting or at any adjournments thereof. For a period of at least ten days prior to the Meeting, a complete list of shareholders entitled to vote at the Meeting will be open to examination by any shareholder during ordinary business hours at the executive offices of the Company, 2550 North Loop West, Suite 600, Houston, Texas 77092. Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

     You are cordially invited and urged to attend the Meeting. If, however, you are unable to attend the Meeting, you are requested to sign and date the accompanying proxy card and return it promptly in the enclosed envelope. If you attend the Meeting, you may vote in person regardless of whether you have given your proxy. In any event, a proxy may be revoked in accordance with the procedures set forth in the accompanying Proxy Statement.


                                                   /s/ James W. Goolsby, Jr.
                                                   ----------------------------
                                                   James W. Goolsby, Jr.
                                                   Secretary

March 18, 2002

                            YOUR VOTE IS IMPORTANT.

YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY CARD SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND TO ASSURE THE PRESENCE OF A QUORUM. THE PROMPT RETURN OF YOUR SIGNED PROXY CARD, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL AID THE COMPANY IN REDUCING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                            STERLING BANCSHARES, INC.

                                PROXY STATEMENT
                                ---------------

            SOLICITATION OF PROXY, REVOCABILITY AND VOTING OF PROXIES

General

     The accompanying proxy is solicited on behalf of the Board of Directors (the "Board") of Sterling Bancshares, Inc., a Texas corporation (the "Company"), for use at the 2002 Annual Meeting of Shareholders (the "Meeting") to be held on Monday, April 29, 2002 at 2:00 p.m., local time, at the Doubletree Hotel, 2001 Post Oak Boulevard, Houston, Texas, at the time and place and for the purposes set forth in the accompanying Notice and at any recess or adjournment thereof. Holders of record of the Company's common stock par value $1.00 per share ("Common Stock"), at the close of business on March 11, 2002 (the "Record Date") are entitled to notice of and to vote at the Meeting. On the Record Date, there were 43,782,647 shares of Common Stock outstanding and entitled to vote.

     The Company's principal executive offices are located at 2550 North Loop West, Suite 600, Houston, Texas 77092. This proxy statement and accompanying proxy are first being mailed to shareholders of record on or about March 18, 2002.

Voting

     Holders of Common Stock are entitled to one vote per share. The presence at the Meeting, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting will constitute a quorum for the transaction of business. A plurality vote is required for the election of the directors in Proposal 1. Accordingly, if a quorum is present at the Meeting, the seven persons receiving the greatest number of votes will be elected as directors. There will be no cumulative voting in the election of directors. Withholding authority to vote for a director nominee and broker non-votes in the election of directors will not affect the outcome of the election of directors, assuming a quorum is present or represented by proxy at the meeting.

     The affirmative vote of two-thirds of the outstanding shares of Common Stock as of the Record Date is required to authorize the proposed amendment to the Company's Restated and Amended Articles of Incorporation to increase the number of authorized shares of Common Stock. All other matters to be voted on at the Meeting will be decided by the affirmative vote of the holders of a majority of the shares entitled to vote on, and that voted for or against or expressly abstained with respect to such matters at the Meeting. Abstentions will have the same effect as votes against the proposals on such matters. With respect to the proposal to amend the Company's Restated and Amended Articles of Incorporation, broker non-votes will have the same effect as votes against the proposal on such matter. As to other matters, broker non-votes will not count as a vote for or against the proposals on such matters.

Solicitation and Revocability of Proxies

     If the accompanying proxy is properly executed and returned, the shares it represents will be voted at the Meeting in accordance with the directions noted thereon or, if no direction is indicated, it will be voted at the Meeting in favor of the proposals described in this Proxy Statement. In addition, the proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any matters properly presented at the Meeting. The Board is not currently aware of any such other matters.

     Each shareholder of the Company has the unconditional right to revoke his or her proxy at any time prior to its exercise, either in person at the Meeting or by written notice to the Company, addressed to Secretary, Sterling Bancshares, Inc., 2550 North Loop West, Suite 600, Houston, Texas 77092. No revocation by written notice will be effective unless such notice has been received by the Secretary of the Company prior to the day of the Meeting or by the inspector of election at the Meeting.

     The Company will bear the full cost of preparing, assembling, printing, and mailing this Proxy Statement, the accompanying proxy card, and any additional materials that may be furnished to shareholders and will reimburse brokerage firms and other custodians, nominees, and fiduciaries for their reasonable expenses incurred in forwarding solicitation materials regarding the Meeting to beneficial owners. Georgeson Shareholder Communications, Inc. has been retained by the Company to assist in the solicitation of proxies for a fee of $15,000 plus expenses. The solicitation of proxies will be made by mail. Further solicitation of proxies may be made by telephone or other form of direct communication by officers, directors, and regular employees of the Company or its subsidiaries, who will not be additionally compensated therefor but who will be reimbursed for any out-of-pocket expenses incurred.

                                  ANNUAL REPORT

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, is being furnished with this Proxy Statement to shareholders of record on the Record Date. The Annual Report to Shareholders does not constitute a part of this Proxy Statement or the proxy solicitation material.

                                  PROPOSAL 1:
                              ELECTION OF DIRECTORS

Nominees for Election as Directors

     The Board currently consists of 22 directors. In accordance with the Company's Restated By-Laws, the members of the Board are divided into three classes: Class I, Class II, and Class III, respectively. The Company's Restated By-Laws provide further that the classes shall be as nearly equal in number as possible. The directors of each class are elected to serve a three-year term with the term of office of each class ending in successive years. The term of office of the Class I directors expires at the Meeting. L.S. "Pat" Brown, Charles I. Castro and W. Paris Gibbs, each an existing Class I director, are retiring from the Board. The Class II and Class III directors are serving terms that expire at the annual meetings of shareholders in 2003 and 2004, respectively.

     Sterling Bank, the Company's principal banking subsidiary (the "Bank"), has a board of directors that is comprised of six inside directors and three outside directors. The ownership and supervision of the Bank represents the Company's principal business activity. Accordingly, a substantial amount of time and attention of the Board of the Company and the board of directors of the Bank is devoted to reviewing the financial performance, business activities, strategic developments, and corporate affairs of the Bank. Two of the inside directors of the Bank (George Martinez and J. Downey Bridgwater) and all three outside directors of the Bank (John H. Buck, David L. Hatcher, and Steven F. Retzloff) also serve on the Company's Board. The other inside directors of the Bank are officers of the Company and/or the Bank. The shareholders of the Company do not have the right to vote upon the election of the directors of the Bank and this matter is not being presented to the Company's shareholders at the Meeting.

     Due in part to the resignation of certain Class I directors as well as the Company's recent appointment of Anat Bird as a Class II director, the Board is recommending, and to a limited extent, reconstituting Class I and Class II so that the classes will be as nearly equal as possible. Accordingly, Anat Bird, currently a Class II director, has been nominated as a Class I director. Upon her election as a Class I director, Ms. Bird will resign her position as a Class II director. In addition, Christian A. Rasch, currently a Class I director, has been nominated as a Class II director. If the six nominees for Class I director and one nominee for Class II director are elected at the Meeting, the composition of the three classes of directors will be six Class I directors, seven Class II directors and seven Class III directors. The proxies solicited hereby cannot be voted for more than seven nominees.

     Class I Nominees. The Board is nominating six individuals for election as Class I directors: George Beatty, Jr., Anat Bird, Paul Michael Mann, M.D., Thomas A. Reiser, Gregory A. Stirman, and

Howard T. Tellepsen, Jr. Messrs. Mann, Reiser and Tellepsen have served as
Class I directors since the 1999 annual meeting of shareholders. Mr. Stirman was appointed as a Class I director in 2001 and is being renominated at this Meeting. Ms. Bird was appointed as a Class II director in 2002 and is being renominated at this Meeting. Mr. Beatty, was appointed as an advisory director in 2002 and is being nominated at this Meeting. Each of the nominees has consented to be named in this Proxy Statement and to serve, as director, if elected.

     Class II Nominee. The Board is nominating Christian A. Rasch for election as a Class II director to serve a one-year term. Mr. Rasch has served as a Class I director since the 1999 annual meeting of shareholders. The nominee has consented to be named in this Proxy Statement and to serve, as director, if elected.

     The Board recommends that shareholders vote "FOR" the election of the nominees listed above as Class I and Class II directors. Unless otherwise directed in the accompanying proxy card, the persons named therein will vote "FOR" the election of the nominees listed above as Class I and Class II directors.

     Shareholders may not cumulate their votes in the election of directors. Each of the Class I and Class II nominees shall be elected by a plurality of votes cast in the election by holders of Common Stock represented and entitled to vote at the Meeting, assuming the existence of a quorum. Shareholders entitled to vote for the election of directors may withhold authority to vote for any or all nominees for directors. If any nominee becomes unavailable for any reason, then the shares represented by the proxy will be voted "FOR" the remainder of the listed nominees and for such other nominees as may be designated by the Board as replacements for those who may become unavailable. Discretionary authority to do so is included in the proxy. The following table sets forth certain information concerning the persons who have been nominated for election as Class I and Class II directors and the other current directors of the Company who are not standing for election.

                                                                       Director
Name                         Description                       Age     Since       Director Class
----                         -----------                       ---     -----       --------------
George Beatty, Jr.           Director                           63     2002        Class I Nominee
Anat Bird                    Director                           50     2002        Class I Nominee
J. Downey Bridgwater         President, Chief Executive         44     1998        Class III
(1)(2)(3)(4)                 Officer, and Director of the
                             Company and the Bank
John H. Buck (1)             Director                           59     1996        Class III
James D. Calaway (5)         Director                           44     2000        Class III
James M. Clepper (6)         Director                           56     1997        Class II
Bruce J. Harper (6)          Director                           67     1996        Class III
David L. Hatcher (1)         Director                           59     1999        Class II
Glenn H. Johnson (7)         Director                           61     1990        Class III
James J. Kearney (8)         Director                           58     1995        Class II
Paul Michael Mann, M.D.      Director                           60     1998        Class I Nominee
George Martinez (1)(4)(8)    Chairman of the Board and          60     1980 (10)   Class III
                             Director of the Company and the
                             Bank
David B. Moulton (2)         Director                           62     1999        Class II
G. Edward Powell (9)         Director                           65     2000        Class II

Christian A. Rasch (5)       Director                           39     1996        Class II Nominee
Thomas A. Reiser (8)         Director                           50     1994        Class I  Nominee
Steven F. Retzloff (1)       Director                           45     1988        Class III
Raimundo Riojas E. (2)       Director                           62     1994        Class II
Gregory A. Stirman (9)       Director                           49     2001        Class I Nominee
Howard T. Tellepsen (9)      Director                           57     1994 (10)   Class I Nominee

__________________

(1)  Member of the Executive Committee
(2)  Member of the Asset Quality Committee
(3)  Member of the Service Quality Committee
(4)  Member of the Director Compensation Committee
(5)  Member of the Information Technology Committee
(6)  Member of the Human Resources Programs Committee
(7)  Member of the Trust Administrative Committee
(8)  Member of the Asset/Liability Management Committee
(9)  Member of the Audit Committee
(10) Includes prior service as director of the Bank

     The following is a brief biographical summary of the directors and executives officers of the Company.

     George Beatty, Jr. (Class I Nominee) Mr. Beatty is recently retired. Prior to his retirement, he was President of the Chamber of Commerce Division of the Greater Houston Partnership. Mr. Beatty served as senior vice president of the Partnership's Member Services Division prior to assuming the role of Chamber Division President. Mr. Beatty joined the Partnership in 1990 from the position of Dean of Development at College of the Mainland in Texas City, Texas.

     Anat Bird (Class I Nominee) has been a director of the Company since 2002. Ms. Bird has been the President and Chief Executive Officer of SCB Forums, Ltd., a company she founded which arranges and facilitates peer group meetings for bank executives as well as provides consulting services to financial services companies, for more than the last five years.

     J. Downey Bridgwater (Class III) was elected President of the Company and the Bank on December 29, 1997. On January 1, 2002, Mr. Bridgwater assumed the additional role of Chief Executive Officer of the Company and the Bank. From January 1996 until his election as President, he was the CEO of the Bank's Memorial Office.

     John H. Buck (Class III) has been a director of the Company since 1996. Mr. Buck currently is retired and, effective January 1, 2002, assumed the title "of counsel" in the Houston law firm of Buck, Keenan & Gage, L.L.P., in which he had previously been a partner since 1990. Mr. Buck also serves as a director of First Investors Financial Services Group, Inc., which is a public company that is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

     James D. Calaway (Class III) has been a director of the Company since October 2000. Mr. Calaway has been a Chairman of Digicontract, Inc.; an Internet based software company, since October 2000. Mr. Calaway was President and Chief Operating Officer of Edge Petroleum Corp., a publicly traded independent energy company, from December 1996 to January 2000. From January 1996 until November 1996, Mr. Calaway was an advisor to Edge Petroleum Corp. Mr. Calaway has been President and CEO of Center for Houston's Future since November 2001. Mr. Calaway also serves as a director of ICO, Inc., which is a public company that is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

     James M. Clepper (Class II) has been a director of the Company since 1997. Mr. Clepper has been the President, Chief Executive Officer and sole shareholder of Southwest Solvents & Chemicals, an independent chemical distributor based in Houston, Texas, for more than the last five years.

     Bruce J. Harper (Class III) has been a director of the Company since 1996. Mr. Harper is a certified public accountant who currently advises business owners on developing strategies to improve operational effectiveness. From formation in 1962 until January 1998, Mr. Harper served as president and Chief Executive Officer of Harper & Pearson Company, a Houston accounting and consulting firm, with emphasis on serving financial institutions and owner-managed businesses.

     David L. Hatcher (Class II) has been a director of the Company since 1999. Mr. Hatcher has been President and CEO of KMG Chemicals, Inc., a specialty chemical manufacturer, for more than the last five years. Mr. Hatcher also serves as a director of KMG Chemicals, Inc., a public company that is subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended.

     Glenn H. Johnson (Class III) has been a director of the Company since 1990. Mr. Johnson has been a shareholder in the Houston law firm of Johnson & Wurzer, P.C. since 1973.

     James J. Kearney (Class II) has been a director of the Company since 1995. Mr. Kearney has been Senior Vice President for the Houston, Texas office of Robert W. Baird & Co., a New York Stock Exchange investment banking and securities brokerage firm, since January 2001. From 1974 until December 2000, Mr. Kearney was Senior Vice President and Director of the Private Client Group for the Houston, Texas office of SG Cowen & Co., a New York Stock Exchange investment banking and securities brokerage firm.

     Paul Michael Mann, M.D. (Class I Nominee) has been a director of the Company since 1998. Dr. Mann has been an eye surgeon with Mann/Berkley Eye Center, an eye surgery clinic based in Houston, Texas that specializes in corrective eye surgery, for more than the last five years.

     George Martinez (Class III) has been Chairman of the Company since 1994, Chairman of the Bank since December 1989, and served as Chief Financial Officer of the Company and the Bank from January 1997 until March 2001. Prior to 1994, Mr. Martinez was President of the Company.

     David B. Moulton (Class II) has been a director of the Company since 1999. Mr. Moulton is currently retired. Prior to his retirement in 1999, he was Chairman and CEO of Houston Commerce Bank (and its parent company, B.O.A. Bancshares, Inc.) from March 1996 until its operations were merged into the Company in October 1999. From March 1986 to June 1996, Mr. Moulton served as Chairman and CEO of National Commerce Bank, Houston, Texas.

     G. Edward Powell (Class II) has been a director since 2000. Mr. Powell is a consultant who currently advises emerging and middle market businesses. From 1982 until his retirement in 1994, Mr. Powell served as the managing partner of the Houston office of Price Waterhouse & Co., a major public accounting and consulting firm. Mr. Powell also serves as a director of Global Water Technologies, Inc., which is a public company that is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

     Christian A. Rasch (Class II Nominee) has been a director since 1996. Mr. Rasch has been a director of Sucsova Investments Corp., an investment company with interests primarily in agricultural, trading and financial enterprises, for more than the past five years.

     Thomas A. Reiser (Class I Nominee) has been a director of the Company since 1994. Mr. Reiser has been the Chairman and CEO of Technical Risks, Inc., a specialized insurance agency based in Houston, Texas, for more than the past five years. Mr. Reiser also serves as a director of AROC, Inc., which is a public company that is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

     Steven A. Retzloff (Class III) has been a director since 1988. Mr. Retzloff has been President of Retzloff Industries, Inc., a manufacturer of trailers based in Houston, Texas, for more than the past five years.

     Raimundo Riojas E. (Class II) has been a director since 1994. Mr. Riojas has been the President of Duwest, Inc., a joint venture of Westrade, Inc. and E.I. Dupoint de Nemours, engaged in the distribution of agricultural chemical products, for more than the past five years.

     Gregory A. Stirman (Class I Nominee) has been a director since 2001. Mr. Stirman has been President and CEO of Gas Producers Liquids, Inc., based in Houston, Texas, for more than the past five years.

     Howard T. Tellepsen, Jr. (Class I Nominee) has been a director since 1994. Mr. Tellepsen has been Chairman and CEO of Tellepsen Corporation, a commercial construction firm based in Houston, Texas, for more than the past five years.

     Advisory directors. Thomas B. McDade, Willis J. Hargrave, Jr., P. Michael Wells and George Beatty, Jr. currently serve as advisory directors of the Company. It is anticipated that Mr. McDade and Mr. Wells will be re-appointed as advisory directors at the annual meeting of the Board that immediately follows the Meeting. In addition, the Board may from time to time appoint additional advisory directors to the Board.

                  INFORMATION ABOUT THE BOARD OF DIRECTORS AND
                            COMMITTEES OF THE BOARD

     Compensation of Directors. For the 2001-2002 Board year, which ends on April 29, 2002, non-employee directors and advisory directors of the Company received an annual retainer fee of $25,000 paid in the form of 1,405 shares of Common Stock (with no additional per-meeting fees), pursuant to the Company's 1995 Non-Employee Director Stock Compensation Plan (the "Director Stock Plan"). All of the directors serve on the Company's Board committees with no additional per-meeting fees for attending any Board committee meetings and no additional fees being paid for serving on more than one committee. The Company reimburses the directors for their travel expenses for attending meetings.

     Certain directors also serve on the senior loan committee of the Bank and are separately compensated for attending the meetings of the senior loan committee. During 2001, directors attending the senior loan committee meetings received a fee of $150 per meeting attended until April 25, 2001, at which time the fee was increased to $300 for each senior loan committee meeting attended. During 2001, Mr. Retzloff was a standing member of the Bank's senior loan committee and attended 49 meetings. Mr. Retzloff received an aggregate payment of $12,600 for attending such meetings in 2001. Mr. Kearney attended nine meetings during 2001 and received a total of $2,700 for attending such meetings. Mr. Moulton attended four meetings and received a total of $1,050 for attending such meetings. Mr. Clepper attended one meeting and received a total of $300 for attending such meeting.

     During 2001, Mr. Moulton also received $12,000 pursuant to a Consulting and Non-Competition Agreement dated June 1, 1999. The Consulting and Non-Competition Agreement was executed in connection with the Company's acquisition of B.O.A. Bancshares, Inc. in 1999. The Consulting and Non-Competition Agreement provides that Mr. Moulton will receive $1,000 per month for a five year period commencing June 1, 1999, and terminating May 31, 2004. During such time, Mr. Moulton is also prohibited from engaging in any business activities which are competitive with the business conducted by the Company and the Bank within 100 miles of any Bank office.

     For the 2002-2003 Board year, the non-employee directors and advisory directors will be paid an annual retainer fee of $25,000 for service on the Board. Pursuant to the Director Stock Plan, the fee will be payable in shares of the Company's Common Stock. The $25,000 annual retainer payable to the non-employee directors and advisory directors as compensation for their 2002-2003 Board service has been determined by the Director Compensation Committee based upon a number of factors, including available information for comparable public companies and banking organizations, the amounts that have been paid in prior years to directors of the Company, the duties and responsibilities of the directors, and the Company's financial and stock performance. The actual number of shares to be issued to the directors for their Board and committee service will be determined based upon the closing price of the Common Stock on April 29, 2002, the date the 2002-2003 Board year commences. Directors of the Company who are also employees of the Company do not receive fees for serving on or attending meetings of the Board or any Board committees on which they serve.

     Board of Directors. During the 2001 fiscal year, the Board met six times and took certain additional actions by unanimous written consent. All directors attended 75 percent or more of the meetings of the Board and of the committees of the Board on which they served during 2001.

     Executive Committee. The directors who served on the Executive Committee during the 2001-2002 Board year were Steven F. Retzloff, Chairman; J. Downey Bridgwater; John H. Buck; David L. Hatcher; and George Martinez. In addition, Eugene S. Putnam, Jr., Robert Neyland, Dennis Short, and Michael G. Sweeney, who are officers of the Bank, also served on the Executive Committee. The primary function of the Executive Committee is to review the Company's performance and financial condition between Board meetings, recommend and/or approve mergers and acquisitions, policies and nominations to the Board, review and approve significant capital expenditures, and evaluate management. The Executive Committee met eight times during 2001. The members of the Executive Committee also serve as the board of directors of the Bank for purposes of managing the affairs of the Bank and discharging all duties and responsibilities that are imposed on a board of directors of a Texas state banking association and a federally insured depository institution. In accordance with Texas banking regulations, the board of directors of the Bank met twelve times in 2001.

     Asset Quality Committee. The directors who served on the Asset Quality Committee during the 2001-2002 Board year were Raimundo Riojas E., Chairman; J. Downey Bridgwater, and David B. Moulton. Daryl Bohls, James R. Broughton, Travis Jaggers, Charles M. Neff, Chuck Wolf, and Sammy York, officers of the Company, and Willis J. Hargrave, advisory director of the Bank, also served on the Asset Quality Committee during the year. The primary function of the Asset Quality Committee is to provide oversight and guidance with respect to the Company's loan portfolio, lending practices, loan review program, and compliance with loan policies and procedures. The Asset Quality Committee met eight times during 2001.

     Audit Committee. The directors who served on the Audit Committee during the 2001-2002 Board year were G. Edward Powell, Chairman; Gregory A. Stirman and Howard T. Tellepsen, Jr. The primary function of the Audit Committee is to provide a direct contact between the Company's independent public accounting firm and the financial management of the Company and to assist the Board in fulfilling its responsibilities relating to corporate accounting and reporting practices and performing such other functions as may be prescribed with respect to audit committees under the applicable rules and regulations of The Nasdaq Stock Market, Inc. Furthermore, the Audit Committee assists the Board in performing its oversight responsibilities related to corporate accounting, financial reporting practices, the quality and integrity of financial reports as well as compliance with policies and procedures and compliance of the Company's financial statements and internal controls with Federal and State banking and securities regulatory requirements and business ethics. The Audit Committee also evaluates the Company's system of internal controls, the internal audit function and other related areas. The Audit Committee met eight times during 2001.

     Asset/Liability Management Committee. The Asset/Liability Management Committee for the 2001-2002 Board year included James J. Kearney, Chairman; George Martinez; and Thomas A. Reiser. In addition, Gilbert Hicks, Lynn Prude, Eugene S. Putnam, Jr., Stephen Raffaele, and Bob S. Smith, officers of the Bank, also served on the Asset/Liability Management Committee during the year. The primary function of the Asset/Liability Management Committee is to provide oversight and guidance with respect to investment and borrowing decisions impacting credit quality of the investment portfolio, interest rate risk sensitivity and liquidity. The Asset/Liability Management Committee met seven times during 2001.

     Human Resources Programs Committee. Bruce J. Harper, Chairman; James M. Clepper, and W. Paris Gibbs, served on the Human Resources Programs Committee during the 2001-2002 Board year. The primary function of the Human Resources Programs Committee is to develop, review, and make recommendations with respect to the Company's executive compensation policies and to make awards under the Company's 1994 Stock Incentive Plan, as amended. The Human Resources Programs Committee met eight times during 2001.

     Service Quality Committee. The directors who served on the Service Quality Committee during the 2001-2002 Board year were L.S. "Pat" Brown, Chairman; J. Downey Bridgwater, and Charles I. Castro. Danny Buck, Jimmy G. Cox, Bambi McCullough, and Glenn W. Rust, officers of the Bank, also served on the Service Quality Committee during the year. The primary function of the Service Quality Committee is to monitor the Company's overall service quality. The Service Quality Committee met six times during 2001.

     Information Technology Committee. The directors who served on the Information Technology Committee during the 2001-2002 Board year were James D. Calaway, Chairman; J. Downey Bridgwater, and Christian Rasch. Daryl Bohls, Freddy Hurst, Scott Lester, Glenn W. Rust, Mike E. Skowronek and Ramon "Ray" Vitulli, III, officers of the Bank, also served on the Information Technology Committee. The primary function of the Information Technology Committee is to oversee the Company's technology strategy and approve major technology related capital expenditures. The Information Technology Committee met seven times during 2001.

     Trust Administrative Committee. The directors who served on the Trust Administrative Committee during the 2001-2002 Board year were Glenn H. Johnson, Chairman; and Thomas B. McDade, an advisory director. James W. Goolsby, Jr., Joseph L. Klingen, Eugene S. Putnam, Jr., Ted M. Nowak and P. Michael Wells, Jr., officers of the Bank, also served on the Trust Administrative Committee during the year. The primary function of the Trust Administrative Committee is to oversee the trust and asset management operations of the Company, review and ratify new accounts, and approve the products and services offered through the Bank's trust and asset management department. The Trust Administrative Committee met four times during 2001.

     Director Compensation Committee. The directors who served on the Director Compensation Committee during the 2001-2002 Board year were J. Downey Bridgwater and George Martinez. The primary function of the Director Compensation Committee is the administration of the Company's Director Stock Plan. The Director Compensation Committee met once during 2001.

                             AUDIT COMMITTEE REPORT

     The Board has previously adopted a written charter for the Audit Committee. In accordance with the Audit Committee Charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee consists of three directors who are independent, as defined by the standards of The Nasdaq Stock Market, Inc. During fiscal year 2001, the Audit Committee met eight times, and following a review by the Audit Committee, the chair of the Audit Committee, as representative of the Audit Committee, discussed the interim financial information contained in each quarterly earnings announcement with the Company's Chief Financial Officer and independent auditors prior to public release.

     In discharging its oversight responsibility with respect to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The Audit Committee also discussed with the auditors any relationship that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the

Company's internal controls and the internal audit function's organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and internal auditors their audit plans, audit scope, and identification of audit risks.

     The Audit Committee discussed and reviewed with independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

     The Audit Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2001, with management and the independent auditors. Management has the responsibility for the preparation, presentation and integrity of the Company's financial statements and the independent auditors have the responsibility for auditing the Company's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles in the United States.

     Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to shareholder approval, of the independent auditors and the Board concurred in such recommendation.

                                                Audit Committee:
                                                ---------------
                                                G. Edward Powell, Chairman
                                                Gregory A. Stirman
                                                Howard T. Tellepsen, Jr.

     This report by the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Independent Accountants' Fees

Audit Fees

     Aggregate fees, including out-of-pocket expenses for professional services rendered by Deloitte & Touche LLP ("Deloitte") in connection with the audit of the Company's consolidated financial statements as of and for the year ended December 31, 2001 and limited reviews of the Company's unaudited consolidated interim financial statements included in the Company's Quarterly Reports on Form 10-Q for the fiscal year ending December 31, 2001 were $179,000.

Financial Information Systems Design and Implementation Fees

     During the year ended December 31, 2001, Deloitte rendered no professional services to the Company in connection with the design and implementation of financial information systems.

All Other Fees

     In addition to the fees described above, aggregate fees, including out-of-pocket expenses, of $169,470 were paid to Deloitte during the year ended December 31, 2001, primarily for tax related professional services ($41,665) and systems testing ($127,805).

Selection of Independent Accountants

     Upon the recommendations of the Audit Committee and subject to shareholder ratification, the Board has retained Deloitte as the Company's independent accountants for the fiscal year ending December 31, 2002. In recommending to the Board that Deloitte be retained as the Company's independent accountants, the Audit Committee considered whether the provision of non-audit services by Deloitte was compatible with maintaining Deloitte's independence and concluded that it was.

                             EXECUTIVE COMPENSATION

Human Resources Programs Committee Report

     The Human Resources Programs Committee of the Board is responsible for evaluating the performance of management, administering the Company's 1994 Employee Stock Purchase Plan, 1994 Stock Incentive Plan (as amended), 1984 Incentive Stock Option Plan, determining and making recommendations to the Board with respect to compensation for the officers, employees and agents of the Company, and developing and making recommendations to the Board with respect to the Company's executive compensation policies. During the 2001-2002 Board year, Bruce J. Harper, Chairman; W. Paris Gibbs, and James M. Clepper served on the Human Resources Programs Committee. J. Downey Bridgwater, George Martinez, Wanda Dalton and Bambi McCullough, officers of the Company and/or the Bank, served as liaisons to the Human Resources Programs Committee. The Human Resources Programs Committee prepares a report which sets forth the components of the Company's executive officer compensation program and describes the basis on which the 2001 compensation determinations were made by the Human Resources Programs Committee with respect to the executive officers of the Company. The following is the report from the Human Resources Programs Committee of the Board describing the policies pursuant to which compensation was paid to executive officers of the Company during 2001.

     Compensation Policies for Executive Officers

     The Company believes that compensation of its executive officers should reflect and support the Company's strategic goals, the primary goal being the creation of long-term value for the Company's shareholders while protecting the interests of the depositors of the Company's subsidiary bank. The Human Resources Programs Committee believes that these goals are best served by compensating its executive officers competitively with similarly situated executive officers in the banking industry and rewarding individuals for outstanding contributions to the Company's success.

     Under the guidance of the Human Resources Programs Committee, the Company currently employs, (1) a base salary structure that reflects the responsibilities relating to the position and individual performance, (2) an incentive compensation program that closely aligns compensation with the Company's financial performance, and (3) with respect to certain executive officers, variable performance awards payable in stock or stock options and tied to the Company's achievement of certain goals or milestones. The base salary levels are determined through comparisons of salary levels of executive officers of banking organizations of similar size. In addition, the Human Resources Programs Committee takes into account individual experience and performance and specific issues particular to the Company.

     The Company, following the recommendation of the Human Resources Programs Committee, has adopted an incentive compensation program (the "Incentive Program") primarily for officers of its subsidiary bank, including the named executive officers of the Company. The Incentive Program, the components of which are reviewed annually by the Human Resources Programs Committee, provides that officers will receive incentive compensation equal to a designated percentage of the Company's earnings in excess of those earnings needed to provide a minimum specified return on equity ("ROE"). Since 1995, this earnings threshold has been 12% ROE, with 27% of earnings above the 12% ROE threshold being used to fund the Incentive Program. Eighty percent of the incentive compensation fund is allocated among all of the officers based on a point system relating to salary, level of responsibility, individual performance and, where applicable, bank office and departmental performance. The remaining twenty percent is allocated among both officer and non-officer employees based on bank office, departmental and individual performance.

     In addition, the Company's executive officers, including each of the named executive officers, participates in the Company-wide employee savings plan (the "Savings Plan"), that includes both the matching of employee contributions and also profit sharing contributions by the Company. The Board determines the amount, presently set at 10% of net earnings before taxes, to be contributed to the Savings Plan on behalf of the participants with respect to a given taxable year, subject to applicable Internal Revenue Service regulations. Quarterly, the Company matches with Common Stock of the Company, one-half of each employee's contributions to the Savings Plan up to 6% of the employee's deferred salary contributions to the Savings Plan. Profit sharing contributions, which are applied first to matching contributions, are allocated to participant accounts based on the ratio which the compensation of each participant bears to the compensation of all participants eligible to participate in the Savings Plan. In 1996, the Company adopted the Sterling Bancshares, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan") to enable eligible participants, including the named executive officers of the Company, to make and receive contributions on a tax deferred basis which are otherwise precluded from being credited to their Savings Plan accounts under applicable regulations of the Internal Revenue Service.

     The Company's executive officers, including each of the named executive officers, are eligible to receive awards under the Sterling Bancshares, Inc. 1994 Stock Incentive Plan, as amended and restated (the "Amended and Restated Plan"). The Human Resources Programs Committee considers several factors in determining whether awards are granted to an executive officer under the Amended and Restated Plan. Such factors include the executive's position in the Company, his or her performance and responsibilities, the amount of options or other awards, if any, currently held by the officer, the vesting schedules and the executive officer's other compensation. Although the Human Resources Programs Committee does not follow any established schedules or formulas for the issuance of awards such as options or restricted stock, the Human Resources Programs Committee will generally set the terms of any such award to achieve its goal as a long-term incentive award by providing for a vesting schedule of several years or tying the vesting to the achievement of particular corporate milestones. In addition to the authority to grant incentive stock options, the Amended and Restated Plan authorizes the Human Resources Programs Committee to make other stock-based incentive awards to executive and other eligible officers. During 2001, incentive stock options were awarded under the Amended and Restated Plan to Mr. Bohls covering 998 shares and to Mr. Putnam covering 75,000 shares.
In July 2001, Mr. Bridgwater was granted, on a split-adjusted basis, 54,000 shares of restricted stock pursuant to a breakthrough stock award agreement previously executed by the Company. At the time of the grant, 25% of the shares were vested and no longer subject to forfeiture and Mr. Bridgwater was issued 13,500 shares of the Company's Common Stock. The remaining 40,500 will vest at an additional 25% on each of the next three anniversaries of such grant. In August 2001, Mr. Bohls and Mr. Rust were each granted, on a split-adjusted basis, 4,500 shares of restricted stock pursuant to their respective breakthrough stock award agreements previously executed with the Company. At the time of the grants, 25% of the shares were vested and no longer subject to forfeiture and each was issued 1,125 shares of the Company's Common Stock. The remaining 3,375 shares for each of Mr. Bohls and Mr. Rust will vest at an additional 25% on each of the next three anniversaries of such grants.

     The Human Resources Programs Committee will continue to monitor the salary levels of the Company's executive officers, including the named executive officers, to ensure that components of compensation are consistent with the Company's objectives. Generally, the amounts received by the named executive officers from the Incentive Program exceeded 20% of their 2001 compensation. The amounts contributed by the Company to the Savings Plan, the 401(k) Plan matching accounts and the Deferred Compensation Plan accounts of the named executive officers for fiscal year 2001 totaled $120,919.

     Chief Executive Compensation

     During 2001, Mr. Martinez, the Company's Chairman, also served as the Company's chief executive officer. In reviewing the 2001 compensation of Mr. Martinez, the Human Resources Programs

Committee reviewed his compensation history, executive compensation survey data, and comparative performance information. Based upon such information, the Human Resources Programs Committee determined that a base salary adjustment was warranted and set Mr. Martinez' salary for 2001 at $280,000, a 5.7% increase over 2000. Mr. Martinez participates in the Incentive Program along with all other officers. From the Incentive Program in 2001, Mr. Martinez earned a bonus of $46,226 resulting in 14.2% of his 2001 cash compensation being dependent on the financial performance of the Company. The amount contributed by the Company to the Savings Plan and Deferred Compensation Plan accounts of Mr. Martinez for fiscal year 2001 was $28,748. The Human Resources Programs Committee believes that Mr. Martinez' total compensation is reasonable and competitive based upon compensation survey data and comparative performance information.

     In October of 2001, the Company entered into separate Employment Agreements with Mr. Martinez and Mr. Bridgwater, each Employment Agreement becoming effective on January 1, 2002. Mr. Martinez shall continue as the Chairman of the Company and the Bank while Mr. Bridgwater has been promoted to and now acts as the Chief Executive Officer and President of the Company and the Bank. The specific provisions of each Employment Agreement is discussed below under "Employment Agreements and Other Compensation Agreements."

                                       Human Resources Programs Committee:
                                       ----------------------------------
                                       Bruce J. Harper, Chairman
                                       W. Paris Gibbs
                                       James M. Clepper

Compensation Committee Interlocks and Insider Participation

     During 2001, no executive officer of the Company served as (i) a member of a compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Human Resources Programs Committee of the Company, (ii) a director of another entity, one of whose executive officers served on the Human Resources Programs Committee of the Company, or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company. In addition, none of the members of the Human Resources Programs Committee (i) was an officer or employee of the Company or any of its subsidiaries in 2001, (ii) was formerly an officer or employee of the Company or any of its subsidiaries, or (iii) had any relationship requiring disclosure under this section.

                                PERFORMANCE GRAPH

     The following line graph compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return indices of the Russell 2000 Index and the SNL Securities $1 Billion-to-$5 Billion Asset Bank Index for the period between December 31, 1996 and December 31, 2001. The historical stock price performance for the Company's stock shown on the graph below is not necessarily indicative of future stock performance. The information on the Company's Common Stock has been adjusted to reflect the three-for-two splits (effected as stock dividends) that were implemented in 1996, 1997, 1998 and 2001.

     The graph and related description shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such acts. There can be no assurance the Company's stock performance will continue into the future with the same or similar trends depicted in the graph. The Company will not make or endorse any predictions as to future stock performance.

                    Composite of Cumulative Total Return (1)
  Russell 2000, SNL Securities $1 Billion-$5 Billion Asset Bank Index (2) and
                           Sterling Bancshares, Inc.

                              [GRAPHIC GOES HERE]

-----------------------------------------------------------------------------------------
                                                 Period Ending
---------------------------==============================================================
Index                         12/31/96  12/31/97   12/31/98  12/31/99  12/31/00  12/31/01
=========================================================================================
Sterling Bancshares, Inc.       100.00    163.08     181.57    138.57    248.57    239.12
-----------------------------------------------------------------------------------------
Russell 2000                    100.00    122.36     119.25    144.60    140.23    143.71
-----------------------------------------------------------------------------------------
SNL $1B-$5B Bank Index          100.00    166.77     166.38    152.91    173.52    210.83
-----------------------------------------------------------------------------------------

(1) Assumes that the value of the investment in the Company, and each index, was $100 on December 31, 1996 and that all dividends were reinvested.

(2) The SNL Securities $1 Billion-to-$5 Billion Asset Bank Index is comprised of all publicly traded banking institutions (137 total institutions) with more than $1 billion and less than $5 billion in total assets as of September 30, 2001.

               EXECUTIVE OFFICERS AND OTHER SIGNIFICANT EMPLOYEES

            The following sets forth certain information with respect to the current executive officers and other significant employees of the Company.

Name                       Age       Position
----                       ---       --------

George Martinez             60       Chairman
J. Downey Bridgwater        44       President and Chief Executive Officer
Eugene S.Putnam, Jr.        42       Executive Vice President and Chief
                                     Financial Officer
Glenn W. Rust               46       Executive Vice President and Chief
                                     Operations Officer
Daryl D. Bohls              50       Executive Vice President and Chief
                                     Credit Officer

      Information regarding the business experience of Messrs. Martinez and Bridgwater is set forth under the "Nominees for Election as Directors."

     Eugene S. Putnam, Jr. joined the Company on March 5, 2001 as Executive Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Putnam served as Senior Vice President of Investor Relations and Corporate Communications for SunTrust Banks, Inc. headquartered in Atlanta, Georgia. Mr. Putnam joined SunTrust from Crestar Financial Corporation that was acquired by SunTrust in 1998. From 1988 to 1998, Mr. Putnam held various senior management positions at Crestar including Director of Investor Relations and Corporate Finance, Consumer Finance Group Strategic Financial Officer and Product Manager in the Corporate Treasury Management area.

     Glenn W. Rust has been Executive Vice President and Chief Operations Officer for more than the last five years.

     Daryl D. Bohls has been Executive Vice President and Chief Credit Officer since January 1998. From 1994 until January 1998, Mr. Bohls was the CEO of Sterling Bank's Westheimer office.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth for 2001, 2000 and 1999 the compensation of (i) the Chief Executive Officer of the Company and (ii) the other four most highly compensated executive officers of the Company or the Bank who were serving as executive officers at the end of 2001.

                           SUMMARY COMPENSATION TABLE

                                         Annual Compensation     Long Term Compensation
                                         -------------------     ----------------------
                                                  (2)                      (3)
                                                                  Awards      Payouts
                                                                  ------      -------
                                                                                             All other
                                                                Securities                  compensation
Name and Principal                                              Underlying      LTIP        ------------
    Position                         Year  Salary     Bonus     Options (4)  payouts (5)        (6)
    --------                         ----  ------     -----     -----------  -----------        ---
George Martinez                      2001  $280,000  $ 46,226            0      $    0.0        $33,998
  Chairman and Chief                 2000   265,000    74,013            0           0.0         31,954
  Executive Officer (1)              1999   235,000    51,047            0           0.0         35,829

J. Downey Bridgwater (1)             2001  $235,000  $ 38,533            0      $693,900        $28,534
  President                          2000   210,000   133,015            0           0.0         71,635 (7)
                                     1999   165,000    47,741            0           0.0         26,741

Eugene S. Putnam, Jr.                2001  $162,506  $ 50,965       75,000      $    0.0        $37,886 (8)
  Executive Vice President
  and Chief Financial
  Officer

Glenn W. Rust                        2001  $168,611  $ 32,534            0      $ 67,275        $23,299
  Executive Vice                     2000   149,902    48,935            0           0.0         18,075
  President and                      1999   127,200    27,222            0           0.0         16,754
  Chief Operations
  Officer

Daryl D. Bohls                       2001  $154,500  $ 29,897          998      $ 67,275        $21,826
  Executive Vice                     2000   142,493    36,505            0           0.0         17,161
  President and Chief                1999   127,200    25,642       11,218           0.0         15,850
  Credit Officer

________________

(1) Effective January 1, 2002, Mr. Martinez's position with the Company is Chairman and Mr. Bridgwater assumed the role of Chief Executive Officer in addition to his position as President.

(2) Other annual compensation provided to the named executive officers during 2001, 2000, or 1999 did not exceed the disclosure requirements of the rules promulgated by the Securities and Exchange Commission.

(3) At December 31, the aggregate number and value of all restricted shares held by each of the named executive officers were as follows:
     Bridgwater - 40,500 restricted shares, $507,060 value; Bohls - 3,375 restricted shares, $42,255 value; and Rust - 3,375 restricted shares, $42,255 value. These values are based on the closing price of $12.52 of the Company's Common Stock on December 31, 2001. Dividends are not paid on restricted shares at the same rate as the dividend rate received by all shareholders. Dividends are only paid on such shares after the shares are vested and issued.

(4) Adjusted to reflect the three-for-two stock split that was effected on September 4, 2001.

(5) On July 13, 2001, Mr. Bridgwater was awarded, on a split-adjusted basis, 54,000 shares of restricted stock which were earned pursuant to a breakthrough stock award agreement previously executed by the Company. The value is based on the split-adjusted closing price of $12.85 of the Common Stock on July 13, 2001. Although Mr. Bridgwater was awarded 54,000 shares, only 25% of the shares (13,500 shares) were vested on the date of the grant. The remaining 40,500 will vest at an additional 25% on each of the next three anniversaries of the grant. On August 14, 2001 each of Mr. Bohls and Mr. Rust were awarded, on a split-adjusted basis, 4,500 shares of restricted stock which were earned pursuant to breakthrough stock award agreements previously executed by the Company. The values are based on the split-adjusted closing price of $14.95 of the Common Stock on August 14, 2001. Although Mr. Bohls and Mr. Rust each were awarded 4,500 shares, only 25% of the shares (1,125 shares) were vested on the date of the grant. The remaining 3,375 shares for each of Mr. Bohls and Mr. Rust will vest at an additional 25% on each of the next three anniversaries of such grants.

(6) The amounts in this column reflect the Company's contribution to the Employee Savings Plan for the named executive officers during 2001, 2000, and 1999, together with the Company's contribution for the same years to their 401(k) Plan matching accounts and to their Deferred Compensation Plan accounts. Such amounts, however, do not include (i) trust forfeitures occurring under the terms of the Employee Savings Plan, (ii) earnings on the undistributed balances held pursuant to the Employee Savings Plan for the benefit of participants, (iii) earnings on the undistributed balances of the Deferred Compensation Plan accounts of the named executive officers, or (iv) term life insurance premiums paid by the Company for the benefit of the names executive officers. The amount of such term life insurance premiums for 2001 were as follows, with comparable amounts having been paid in prior reported periods: Martinez, $720; Bridgwater, $720; Bohls, $557; Putnam, $703; and Rust, $631.

(7) Includes a stock bonus of 3,000 shares of the Company's Common Stock awarded on September 28, 2000 with a total value of $46,313 based upon the closing price of the Company's Common Stock on that date.

(8)  Includes moving expenses of $18,767 that were paid by the Company.

                               STOCK OPTION PLANS

     The Company maintains the 1994 Stock Incentive Plan (as amended and restated) (the "Amended and Restated Plan") for all of its officers and employees, which is administered by the Human Resources Programs Committee. An aggregate of 3,900,000 shares (adjusted for the Company's stock splits) are issuable under the Amended and Restated Plan. During 2001, stock options covering 830,876 shares (adjusted for the Company's stock splits) were issued under the Amended and Restated Plan of which stock options covering 75,998 shares of the Company's Common Stock were issued to the executive officers named in the Summary Compensation Table.

Option Grants Table

     The following table sets forth information concerning the grant of stock options during 2001 to Company's Chief Executive Officer and the executive officers named in the Summary Compensation Table, adjusted to reflect the three-for-two stock split that was effected on September 4, 2001.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                           Potential Realizable
                                                                                          Value at Assumed Annual
                                                                                           Rates of Stock Price
                                                                                              Appreciation for
                                           Individual Grants                                   Option Term (3)
                         ---------------------------------------------------------        -----------------------
                                          Percent of
                         Number of       Total Options     Exercise
                         Securities       Granted to       or base      Expiration
                         Underlying      Employees in       price       ----------
      Name               Granted (1)       2001 (2)         ($/Sh)         date              5%            10%
----------------         -----------     ------------      --------        -----           -------      --------
George Martinez             - 0 -             ---             ---           ---              ---           ---

J. Downey                   - 0 -             ---             ---           ---              ---           ---
Bridgwater


Eugene S. Putnam,           75,000           9.03%           $12.04       3/05/2011       $567,892     $1,439,149
Jr.

Glenn W. Rust               - 0 -             ---             ---           ---              ---           ---

Daryl D. Bohls               998             0.12%           $12.58       8/14/2011        $7,896        $20,009

________________

(1) The options granted in 2001 vest over four years at the rate of 25% per year on each anniversary on the date of grant.

(2) The Company granted options representing 830,876 shares of the Company's Common Stock to employees in 2001, as adjusted for the three-for-two stock split effected on September 4, 2001.

(3) These amounts represent certain assumed rates of appreciation based on actual option term and annual compounding from the date of grant. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent upon future performance of the Company's Common Stock and overall stock market conditions. The amounts are not intended to forecast future appreciation of the Company's stock price.

Option Exercises and Year-End Value Table

     The following table sets forth information concerning the exercise of stock options during 2001 by the Company's Chief Executive Officer and the executive officers named in the Summary Compensation Table, and the fiscal year-end value of unexercised options.

                      OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR-END OPTION VALUES

                                                 Number of Unexercised      Value of Unexercised In-the-
                                                      Options at                Money Options at
                        Shares                     December 31, 2001          December 31, 2001 (1)
                       Acquired                  ---------------------      ----------------------------
                          on         Value
Name                  Exercise(#)  Realized($)  Exercisable  Unexercisable  Exercisable    Unexercisable
----                  -----------  -----------  -----------  -------------  -----------    -------------
George Martinez           -            -          135,392              0    $1,383,097        $     0
J. Downey Bridgwater      -            -           78,170         18,212       391,800         63,602
Eugene S. Putnam, Jr.     -            -                0         75,000             0         35,872
Glenn W. Rust             -            -           44,035              0       421,464              0
Daryl D. Bohls            -            -           13,433         14,349        72,709         63,514

_____________________
(1) An option is "in the money" if the market value of the Common Stock underlying the option (based on the Nasdaq Stock Market closing price of $12.52 December 31, 2001) exceeds price of the option.

            EMPLOYMENT AGREEMENTS AND OTHER COMPENSATION AGREEMENTS

     On October 31, 2001, the Company entered into employment agreements with Mr. Martinez and Mr. Bridgwater, with each employment agreement becoming effective January 1, 2002.

     George Martinez. Pursuant to Mr. Martinez's employment agreement, the Company agreed to continue to employ Mr. Martinez as Chairman of both the Company and the Bank for a term of five years with a base salary of $250,000. The Human Resources Programs Committee shall review the base salary on an annual basis and may recommend to the Board, in its discretion, an increase in the base salary. The employment agreement further provides that Mr. Martinez shall be entitled to receive bonuses in the same manner as they are paid to other executive officers of the Company. The employment agreement is terminable by both the Company and Mr. Martinez, with or without cause.

     If Mr. Martinez's employment is terminated by the Company other than as a result of death, disability, for cause or a breach by Mr. Martinez of the employment agreement, Mr. Martinez will be entitled to receive all accrued and unpaid base salary and the following severance benefits: (1) continued payment of his base salary and bonuses as if he had remained employed through December 31, 2006, and (2) continued coverage under the Company's medical, dental and life insurance plans through December 31, 2006, subject to limitations.

     If Mr. Martinez terminates his employment because of a breach of the employment agreement by the Company, Mr. Martinez will be entitled to receive all accrued and unpaid base salary and the following severance benefits: (1) a lump sum cash payment, within ten days after the last day of his employment, in an amount equal to the base salary and bonuses he would have otherwise received if he had remained employed through December 31, 2006, and (2) continued coverage under the Company's medical, dental and life insurance plans through December 31, 2006.

     If Mr. Martinez's employment is terminated by the Company as a result of death, disability, for cause or a breach of the employment agreement by Mr. Martinez, or if Mr. Martinez terminates his employment other than as a result of a breach of the employment agreement by the Company, then all compensation and benefits under the employment agreement shall cease and Mr. Martinez shall only be entitled to receive all accrued and unpaid base salary.

     The employment agreement also contains provisions restricting Mr. Martinez's disclosure of confidential information and his ability to engage in a competitive activity for (1) a period of one year following termination by the Company for any reason other than for cause or a breach by Mr. Martinez of the employment agreement or termination by Mr. Martinez because of a breach of the employment agreement by the Company, and (2) a period of two years following termination by the Company for cause or a breach by Mr. Martinez of the employment agreement or termination by Mr. Martinez for any reason other than a breach of the employment agreement by the Company.

     J. Downey Bridgwater. Pursuant to Mr. Bridgwater's employment agreement, the Company agreed to employ Mr. Bridgwater as the Chief Executive Officer and President of both the Company and the Bank for a term of five years with a base salary of $272,000. The Human Resources Programs Committee shall review the base salary on an annual basis and may recommend to the Board, in its discretion, an increase in the base salary. The employment agreement further provides that Mr. Bridgwater shall be entitled to receive bonuses in the same manner as they may be paid to other executive officers of the Company.

     The employment agreement for Mr. Bridgwater also provides for grants of stock options and restricted shares of the Company's Common Stock based upon the achievement of the performance objectives set forth in the employment agreement. The total aggregate number of shares which may be awarded under the employment agreement is 150,000 shares, subject to adjustments for stock splits, stock dividends or other capital adjustments.

     Mr. Bridgwater may receive, on an annual basis, options covering up to 6,000 shares of the Company's Common Stock, or up to an aggregate of 30,000 shares during the term of the employment agreement, based upon the achievement of performance objectives relating to the Company's annual return on average equity. If the Company's annual return on average equity for any year is equal to or less than 15%, Mr. Bridgwater will not be entitled to receive an award for such year. The actual number of options awarded to Mr. Bridgwater for any year will be calculated based upon the extent to which the Company's annual return on average equity for such year exceeds 15%.

     Options for up to 4,500 shares of the Company's Common Stock may be awarded on an annual basis, or up to an aggregate of 22,500 shares during the term of the employment agreement, based upon the achievement of performance objectives relating to the annual growth in the Company's diluted earnings per share. If the annual growth in the Company's diluted earnings per share in any year is equal to or less than 15%, Mr. Bridgwater will not be entitled to receive an award for such year. The actual number of shares subject to the options awarded to Mr. Bridgwater will be calculated based upon the extent to which the Company's diluted earnings per share for the year in question increased greater than 15% over the previous years diluted earnings per share.

     Options for up to 4,500 shares of the Company's Common Stock may be awarded on an annual basis, or up to an aggregate of 22,500 shares during the term of the employment agreement, based upon achievement of performance objectives relating to Company's ratio of nonperforming loans to total loans. If the Company's ratio of nonperforming loans to total loans is equal to or greater than .73% for any year, Mr. Bridgwater will not be entitled to receive an award for such year. The actual number of shares covered by the options awarded to Mr. Bridgwater for any year will be calculated based upon the extent to which the ratio of nonperforming loans to total loans for such year is less than .73%.

     The employment agreement further provides that up to 7,500 shares of restricted stock may be awarded to Mr. Bridgwater on an annual basis, or up to an aggregate of 37,500 shares during the term of the employment agreement, based upon the annual increase in the market price of the Company's Common
Stock relative to the Nasdaq Composite Bank Index. If the annual increase in the Nasdaq Composite Bank Index is greater than the annual increase in the market price of the Company's Common Stock for the same year, Mr. Bridgwater will not be entitled to receive an award for such year. The actual number of shares awarded to Mr. Bridgwater for any year will be calculated based upon the extent to which the annual increase in the market price of the Company's Common Stock exceeds the increase in the Nasdaq Composite Bank Index for the same year.

     The employment agreement also provides that up to 37,500 additional shares of restricted stock may be awarded to Mr. Bridgwater at the expiration of the five year employment term based upon the increase in the market price of the Company's Common Stock over the period relative to the increase in the Nasdaq Composite Bank Index over the same period. If the increase in the Nasdaq Composite Bank Index over such five year period is equal to or greater than the increase in the market price of the Common Stock, Mr. Bridgwater shall not be entitled to receive any award of Common Stock under the provision. The actual number of shares awarded to Mr. Bridgwater will be calculated based upon the extent to which the increase in the market price of the Company's Common Stock over such five year term exceeds the increase in the Nasdaq Composite Bank Index for the same period.

     The options awarded under the employment agreement shall be incentive stock options and the shares of Common Stock awarded to Mr. Bridgwater shall be "restricted stock" within the terms of the Amended and Restated Plan. The options shall vest, and the forfeiture provisions on the restricted stock shall lapse, over a four year period. The options and restricted stock shall be 20% vested on the date of grant and shall continue to vest at the rate of 20% per year on each anniversary of the date of grant.

     In the event of a change of control of the Company, the employment agreement provides that (1) all outstanding options shall fully vest and be exercisable, (2) all forfeiture provisions applicable to the restricted stock shall lapse, and (3) with respect to awards that have not been granted to Mr. Bridgwater at the time of the change of control, the performance objectives for such awards shall be deemed to have been met, such options and shares of restricted stock shall be granted, and such awards shall be fully vested.

     Additionally, if Mr. Bridgwater's employment is terminated by the Company for any reason other than for cause or a breach of the employment agreement by Mr. Bridgwater, the employment agreement provides that (1) all outstanding options shall fully vest and be exercisable, and (2) all forfeiture provisions applicable to the restricted stock shall lapse.

     Mr. Bridgwater's employment agreement is terminable at any time by both the Company and Mr. Bridgwater, with or without cause. If Mr. Bridgwater's employment is terminated by the Company for any reason other than death, disability, for cause or a breach by Mr. Bridgwater of the employment agreement, Mr. Bridgwater will be entitled to receive all accrued and unpaid base salary and the following severance benefits: (1) continued payment of his base salary and bonuses as if he had remained employed through December 31, 2006, (2) all vested options and shares of restricted stock, (3) to the extent the applicable performance objectives for any award are achieved during the year in which his employment is terminated, a pro rata payment of the options and shares of restricted stock for such year, and (4) continued coverage under the Company's medical, dental and life insurance policies through December 31, 2006, subject to limitations.

     If Mr. Bridgwater terminates his employment because of a breach of the employment agreement by the Company, Mr. Bridgwater will be entitled to receive the following severance benefits: (1) a lump sum cash payment, payable within ten days of the last day of his employment, in an amount equal to the base salary and bonuses he would have otherwise received if he had remained employed through December 31, 2006, (2) all vested options and shares of restricted stock, (3) to the extent the applicable performance objectives for any award are achieved during the year in which his employment is terminated, a pro rata payment of the options and shares for such year, and (4) continued coverage under the Company's medical, dental and life insurance policies through December 31, 2006, subject to limitations.

     If Mr. Bridgwater's employment is terminated by the Company as a result of death, disability, for cause or a breach of the employment agreement by Mr. Bridgwater, or if Mr. Bridgwater terminates his employment other than as a result of a breach of the employment agreement by the Company, then all compensation and benefits under the employment agreement shall cease and Mr. Bridgwater shall only be entitled to receive all accrued and unpaid base salary and retain all vested options and shares previously awarded.

     Mr. Bridgwater's employment agreement also provides that in the event any payments received by Mr. Bridgwater under the employment agreement or under any other Company plan are subject to any exercise tax imposed under Section 4999 of the Internal Revenue Code of 1986 or any similar tax or assessment, the Company will pay Mr. Bridgwater the amount necessary to fully reimburse him for these excise taxes or assessments.

     The employment agreement contains provisions restricting Mr. Bridgwater's disclosure of confidential information and his ability to engage in a competitive activity for (1) a period of one year following termination by the Company for any reason other than for cause or a breach by Mr. Bridgwater of the employment agreement or termination by Mr. Bridgwater because of a breach of the employment agreement by the Company, and (2) a period of two years following termination by the Company for cause or a breach by Mr. Bridgwater of the employment agreement or a termination by Mr. Bridgwater for any reason other than a breach of the employment agreement by the Company.

     Eugene S. Putnam, Jr.. The Company and Mr. Putnam are negotiating the terms of an incentive compensation agreement which will provide for grants of stock options and restricted shares of the Company's Common Stock based upon the achievement of performance criteria similar to those included in Mr. Bridgwater's employment agreement.

     It is anticipated that the final terms of Mr. Putnam's incentive compensation agreement will be agreed upon prior to the Meeting and that the agreement, subject to approval of the Human Resources Program Committee, will be executed either prior to or soon after the Meeting. The incentive compensation agreement will be effective January 1, 2002.

     The incentive compensation agreement provides for grants of stock options and restricted shares of the Company's Common Stock based upon the achievement of the performance objectives set forth in the agreement. It is anticipated that the total aggregate number of shares which may be awarded to Mr. Putnam under the incentive compensation agreement is 40,000 shares, subject to adjustments for stock splits, stock dividends or other capital adjustments. The following discussion assumes that the total aggregate number of shares which may be awarded to Mr. Putnam under the incentive compensation agreement is 40,000 shares.

     Mr. Putnam may receive, on an annual basis, options covering up to 1,600 shares of the Company's Common Stock, or up to an aggregate of 8,000 shares during the five year term of the agreement, based upon the achievement of performance objectives relating to the Company's annual return on average equity. If the Company's annual return on average equity for any year is equal to or less than 15%, Mr. Putnam will not be entitled to receive an award for such year. The actual number of options awarded to Mr. Putnam for any year will be calculated based upon the extent to which the Company's annual return on average equity for such year exceeds 15%.

     Mr. Putnam may be awarded options for up to 1,200 shares of the Company's Common Stock on an annual basis, or up to an aggregate of 6,000 shares during the five year term of the agreement, based upon the achievement of performance objectives relating to the annual growth in the Company's diluted earnings per share. If the annual growth in the Company's diluted earnings per share in any year is equal to or less than 15%, Mr. Putnam will not be entitled to receive an award for such year. The actual number of shares subject to the options awarded to Mr. Putnam will be calculated based upon the extent to which the Company's diluted earnings per share for the year in question increased greater than 15% over the previous years diluted earnings per share.

     Options for up to 1,200 shares of the Company's Common Stock may also be awarded on an annual basis, or up to an aggregate of 6,000 shares during the five year term of the agreement, based upon achievement of performance objectives relating to Company's ratio of nonperforming loans to total loans.
If the Company's ratio of nonperforming loans to total loans is equal to or greater than .73% for any year, Mr. Putnam will not be entitled to receive an award for such year. The actual number of shares covered by the options awarded to Mr. Putnam for any year will be calculated based upon the extent to which the ratio of nonperforming loans to total loans for such year is less than .73%.

     The proposed terms of the incentive compensation agreement further provide that up to 2,000 shares of restricted stock may be awarded to Mr. Putnam on an annual basis, or up to an aggregate of 10,000 shares during the five year term of the agreement, based upon the annual increase in the market price of the Company's Common Stock relative to the Nasdaq Composite Bank Index. If the annual increase in the Nasdaq Composite Bank Index is greater than the annual increase in the market price of the Company's Common Stock for the same year, Mr. Putnam will not be entitled to receive an award for such year. The actual number of shares awarded to Mr. Putnam for any year will be calculated based upon the extent to which the annual increase in the market price of the Company's Common Stock exceeds the increase in the Nasdaq Composite Bank Index for the same year.

     It is anticipated that the incentive compensation agreement will also provide that up to 10,000 additional shares of restricted stock may be awarded to Mr. Putnam at the expiration of the five year term based upon the increase in the market price of the Company's Common Stock over the period relative to the increase in the Nasdaq Composite Bank Index over the same period. If the increase in the Nasdaq Composite Bank Index over such five year period is equal to or greater than the increase in the market price of the Common Stock, Mr. Putnam shall not be entitled to receive any award of Common Stock under the provision. The actual number of shares awarded to Mr. Putnam will be calculated based upon the extent to which the increase in the market price of the Company's Common Stock over such five year term exceeds the increase in the Nasdaq Composite Bank Index for the same period.

     The options awarded under the incentive compensation agreement shall be incentive stock options and the shares of Common Stock awarded to Mr. Putnam shall be "restricted stock" within the terms of the Amended and Restated Plan. The options shall vest, and the forfeiture provisions on the restricted stock shall lapse, over a four year period. The options and restricted stock shall be 20% vested on the date of grant and shall continue to vest at the rate of 20% per year on each anniversary of the date of grant.

     In the event of a change of control of the Company, the incentive compensation agreement provides that (1) all outstanding options shall fully vest and be exercisable, (2) all forfeiture provisions applicable to the restricted stock shall lapse, and (3) with respect to awards that have not been granted to Mr. Putnam at the time of the change of control, the performance objectives for such awards shall be deemed to have been met, such options and shares of restricted stock shall be granted, and such awards shall be fully vested. Additionally, if Mr. Putnam's employment is terminated by the Company prior to the expiration of the five year term of the agreement for any reason other than "cause," the incentive compensation agreement provides that (1) all outstanding options shall fully vest and be exercisable, and (2) all forfeiture provisions applicable to any outstanding shares of the restricted stock shall lapse.

     If Mr. Putnam's employment is terminated by the Company prior to the expiration of the five year term of the agreement for any reason other than for "cause," Mr. Putnam will be entitled to receive the following severance benefits: (1) all vested options and shares of restricted stock, and (2) to the extent the applicable performance objectives for any award are achieved during the year in which his employment is terminated, a pro rata payment of the options and shares of restricted stock for such year.

     If Mr. Putnam's employment is terminated by the Company prior to the expiration of the five year term of the agreement for "cause" or if Mr. Putnam terminates his employment with the Company for any reason, then all incentive compensation under the incentive compensation agreement shall cease and Mr. Putnam shall only be entitled to retain all vested options and vested shares of the restricted stock previously issued.

     Mr. Putnam's incentive compensation agreement provides that in the event any payments received by Mr. Putnam under the incentive compensation agreement or under any other Company plan are subject to any exercise tax imposed under
Section 4999 of the Internal Revenue Code of 1986 or any similar tax or assessment, the Company will pay Mr. Putnam the amount necessary to fully reimburse him for these excise taxes or assessments.

     The incentive compensation agreement contains provisions restricting Mr. Putnam's disclosure of confidential information and his ability to engage in a competitive activity for a period of two years following termination by the Company for "cause" or a termination by Mr. Putnam without "good reason."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information known to the Company concerning persons who beneficially owned more than 5% of the outstanding Common Stock of the Company as of March 1, 2002.

The table also shows information concerning beneficial ownership by all directors and director nominees, by each of the executive officers named in the Summary Compensation Table and by all directors and officers as a group. The number of shares beneficially owned by each director or officer is determined under the rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which an individual has the sole or shared voting power or investment power and also shares that the individual has the sole right to acquire within 60 days through the exercise of any stock option or right. Unless otherwise noted, each person listed below has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares listed.

                               Shares of Common
                                          Stock     Percent
Name of Beneficial Owner     Beneficially Owned     of Class
------------------------     ------------------     -------
Neuberger & Berman, LLC               2,431,677 (1)  5.55%
605 Third Avenue
New York, NY 10158-3698

George Beatty, Jr.                            0        *
Anat Bird                                   484        *
Daryl D. Bohls                           89,058 (2)    *
J. Downey Bridgwater                    143,572 (3)    *
John H. Buck                             18,355 (4)    *
James D. Calaway                          2,879        *
James M. Clepper                         28,313        *
Bruce J. Harper                          16,931        *
David L. Hatcher                         14,890        *
Glenn H. Johnson                        296,036 (5)    *
James J. Kearney                         14,978        *
Paul Michael Mann, M.D.                 704,645 (6)   1.6
George Martinez                       1,027,114 (7)   2.3
David B. Moulton                         78,683        *
G. Edward Powell                          3,283        *
Eugene S. Putnam, Jr.                    19,095 (8)    *
Christian A. Rasch                    1,224,281 (9)   2.8
Thomas A. Reiser                         33,343 (10)   *
Steven F. Retzloff                    1,503,229 (11)  3.4
Raimundo Riojas E.                      390,705 (12)   *
Glenn W. Rust                            45,827 (13)   *
Gregory A. Stirman                        6,308        *
Howard T. Tellepsen. Jr.                 14,484        *

All directors and executive           5,676,493 (14) 12.97%
officers as a group
(23 persons)

______________________
*    Indicates less than one percent.

(1) As reported on a Schedule 13G/A filed on February 12, 2002, and adjusted to reflect beneficial ownership as of March 1, 2002, Neuberger Berman, Inc. and Neuberger Berman, LLC are the beneficial owners of 2,431,677 shares of Common Stock outstanding of the Company. As stated in the Schedule 13G/A, Neuberger Berman, Inc. and Neuberger Berman, LLC have the sole power to vote 790,978 shares, shared power to vote 1,640,699 shares and shared dispositive power with respect to 2,431,677 shares. Neither Neuberger Berman, Inc. nor Neuberger Berman, LLC have sole dispositive power with respect to any such shares.

(2) Includes 741 shares which are held of record by Mr. Bohls' spouse (who is also employed by the Bank), 649 shares held in an individual retirement account by Mr. Bohls' spouse, 5,146 shares held by Mr. Bohls as custodian for the benefit of his children, 19,535 shares that can be acquired pursuant to the exercise of fully vested outstanding stock options granted to Mr. Bohls (6,102 of which vested after December 31, 2001), 767 shares that can be acquired pursuant to the exercise of fully vested outstanding stock options granted to Mr. Bohls' spouse, 2,041 shares which have been contributed by the Company to Mr. Bohls' 401(k) plan matching account, and 734 shares which have been contributed by the Company to the 401(k) plan matching account of Mr. Bohls' spouse.

(3) Includes 96,382 shares that could be acquired pursuant to exercise of fully vested outstanding stock options and 2,302 shares which have been contributed by the Company to Mr. Bridgwater's 401(k) plan matching account.

(4) Represents shares owned of record by First Ferguson Financial Partners, a partnership that is controlled by Mr. Buck.

(5) Includes 42,802 shares owned of record by the Elliott A. Johnson - Grandchildren Trust, Glenn H. Johnson, Trustee; 45,562 shares owned of record by the Katherine M. Johnson Marital Trust, Glenn H. Johnson, Trustee; 175,500 shares owned of record by Katherine M. Johnson, Mr. Johnson's mother, and managed by Mr. Johnson under a power of attorney; 2,250 shares owned of record by Mr. Johnson's three children, and managed by Mr. Johnson under a power of attorney; 1,500 shares of record by two of Mr. Johnson's siblings, and managed by Mr. Johnson under a power of attorney; 750 shares owned of record by Diana E. Johnson, Mr. Johnson's spouse, and managed by him under a power of attorney; and 13,497 shares held of record by Johnson & Wurzer, P.C., of which Mr. Johnson is the controlling shareholder.

(6) Includes 2,976 shares held by Dr. Mann as trustee under certain trusts, 48,534 shares held in certain trusts for the benefit of Dr. Mann's family, 51,423 shares held by a Mann family limited partnership, and 52,712 shares held of record by Dr. Mann's spouse.

(7) Includes 135,392 shares that could be acquired pursuant to exercise fully vested outstanding stock options and 2,572 shares that have been contributed by the Company to Mr. Martinez' 401(k) plan matching account.

(8) Represents 19,095 shares that can be acquired pursuant to the exercise of fully vested outstanding stock options granted to Mr. Putnam (all of which vested after December 31, 2001) and 345 shares which have be contributed by the Company to Mr. Putnams's 401(k) plan matching account.

(9) Represents shares owned of record by either Sucsova Investments Corp. or Multiflora International, Inc., companies owned by Mr. Rasch and other members of his family.

(10) Includes 2,250 shares held of record by Technical Risks, Inc., of which Mr. Reiser is the principal shareholder.

(11) Includes (i) 1,358,882 shares owned of record by Retzloff Industries, Inc., of which Steven F. Retzloff is the controlling shareholder, President and CEO; (ii) 134,237 of the A.F. Retzloff Living Trust, of which Steven F. Retzloff is a trustee; and (iii) 3,792 shares held for the benefit of his children.

(12) Includes 382,637 shares owned by Glencox Investments, Inc., which is principally owned and controlled by Mr. Riojas.

(13) Represents 44,035 shares that can be acquired pursuant to the exercise of fully vested outstanding stock options and 1,792 shares which have been contributed by the Company to Mr. Rust's 401(k) plan matching account.

(14) Includes issued and outstanding shares that are beneficially owned as of the Record Date and shares issuable upon the exercise of (i) fully vested outstanding stock options, or (ii) stock options that vest within 60 days of March 1, 2002.

                              CERTAIN TRANSACTIONS

     Certain of the Company's officers and directors are, or have been in the past, customers of the Company's subsidiary bank and its predecessor banks, and some of the Company's officers and directors are directors, officers or shareholders of entities which are, or have been in the past, customers of such banks. As such customers, they have had transactions in the ordinary course of business with such banks, including outstanding loans. Furthermore, certain of the directors and executive officers are officers, directors and/or shareholders of businesses that perform services from time to time for the Company. All loans made or services obtained were on substantially the same terms as those prevailing at the time for comparable transactions with other unaffiliated persons, and did not involve more than a normal risk of collectability for any credit transactions or otherwise present any other unfavorable features. All credit transactions involving officers and directors, either of the Company or the Bank, are reviewed and approved by the Loan Committee of the Bank and are disclosed and reviewed monthly in the meetings of the Board of the Bank.

                                  PROPOSAL 2:
                  APPROVAL OF AMENDMENT TO RESTATED AND AMENDED
                ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED
                        NUMBER OF SHARES OF COMMON STOCK

     The Board of Directors is seeking shareholder approval to amend Article 4 of the Company's Restated and Amended Articles of Incorporation (the "Articles of Incorporation") to increase the number of authorized shares of Common Stock of the Company from 50,000,000 to 100,000,000 shares. This proposal has been unanimously approved by the Board of Directors subject to approval by the shareholders of the Company. If the proposed amendment is authorized, the text of the first paragraph of Article 4 of the Articles of Incorporation would be amended to read as follows:

     "The total number of shares of all classes of stock which the Corporation shall be authorized to issue is 101,000,000 shares, divided into the following: (i) 1,000,000 shares of Preferred Stock, par value $1.00 per share (Preferred Stock); and (ii) 100,000,000 shares of Common Stock, par value $1.00 per share (Common Stock)."

     As of the Record Date, 39,000 shares of Series H Convertible Preferred Stock and 43,782,647 shares of Common Stock were outstanding, after giving effect to the three-for-two stock split of the Company's Common Stock (effected as a stock dividend) distributed on September 18, 2001, to holders of record on September 4, 2001. The outstanding shares of the Series H Convertible Preferred Stock are convertible into a maximum of 73,125 shares of Common Stock. Also, as of the Record Date and after giving effect to the three-for-two split effected in September, 2001, (i) 648,051 shares of Common Stock were reserved for issuance under the Company's stock option plans, (ii) 1,006,605 shares were reserved for issuance under the 1994 Employee Stock Purchase Plan, and (iv) 409,672 shares were reserved for issuance under the Director Stock Plan. On August 23, 2001, the Company completed the acquisition of Lone Star Bancorporation, Inc. and its subsidiary, Lone Star Bank, in a stock-for-stock merger, pursuant to which the shareholders of Lone Star Bancorporation were issued 1,760,000 shares of Common Stock. On December 17, 2001, the Company completed the acquisition of Community Bancshares, Inc., and its subsidiary, Community Bank, in a stock and cash merger pursuant to which the shareholders of Community Bancshares were issued 1,443,753 shares of Common Stock. As a result, the Company will have less than 4,079,900 unreserved shares and otherwise uncommitted shares of Common Stock available for future issuance. The Company has previously filed a shelf registration statement on Form S-4 with the SEC for purposes of registering 10,000,000 shares of Common Stock which the Company intends to use for future stock acquisitions. As a result of the Company's prior stock splits, there are currently 13,556,247 shares of Common Stock registered under the shelf registration which are available for issuance in potential future acquisitions. Unless the number of authorized shares of Common Stock are increased as recommended by the Board, the Company is unable to fully utilize the shares registered under the shelf registration statement.

Reasons For The Proposed Amendment

     The proposed increase in the authorized shares of Common Stock has been recommended by the Board to ensure that an adequate supply of authorized and unissued shares is available for general corporate needs, such as employee benefit plans, the conversion of other securities (such as preferred stock) that may be issued by the Company, future stock splits, stock dividends and other distributions to shareholders, raising additional capital, financing arrangements, and acquisitions by the Company of other banks or businesses if favorable opportunities become available. Except for issuances of shares of Common Stock (i) pursuant to the Company's stock option and stock compensation plans, and (ii) upon conversion of the designated series of Convertible Preferred Stock, the Company has no present plans, arrangements or understandings to issue any additional shares of Common Stock.

Possible Effects Of The Proposed Amendment

     If approved by the shareholders, the additional authorized shares of Common Stock would be available for issuance at the discretion of the Board without further shareholder approval (subject to applicable rules of the National Association of Securities Dealers, Inc.), without the delay and expense incident to holding a special meeting of shareholders to consider any specific issuance. However, the rules of the National Association of Securities Dealers, Inc. (applicable to NASDAQ National Market System issuers) generally require shareholder approval in the following situations: (i) in connection with the acquisition of certain stock or assets, including another business, from a director, officer or substantial shareholder, or from an entity in which one of such persons is a substantial shareholder, or from an entity in which one of such persons has a substantial direct or indirect interest, and the stock issuable in such transaction could result in an increase in the number of shares or voting power of the outstanding shares of 5% or more, (ii) in a transaction or a series of transactions (except for a public offering of Common Stock for cash) that would result in an increase in the number of shares or voting power of the outstanding shares by 20% or more, (iii) where the issuance of Common Stock would result in a change of control of the Company, or (iv) in connection with a stock option or purchase plan under which stock may be acquired by officers or directors.

     Current holders of Common Stock have no preemptive rights, which means that current shareholders do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership thereof. The effects of the authorization of additional shares of Common Stock may also include dilution of the voting power of currently outstanding shares and reduction of the portion of dividends and of liquidation proceeds payable to the holders of currently outstanding Common Stock.

     In addition, the Board could use the authorized but unissued shares of Common Stock to create impediments to a takeover or a change of control of the Company. Under certain circumstances, such shares could be used to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company. For example, the Company might seek to frustrate a takeover attempt by making a private sale of a large block of shares to a third party who was opposed to such an attempt. The increase in authorized stock might also be considered as having the effect of discouraging an attempt by a third party to acquire control of the Company, through the acquisition of a substantial number of shares, since the issuance of any shares could be used to dilute the stock ownership of shares of the Company's voting stock held by such third party. Accordingly, an effect of the increase in the number of authorized shares of Common Stock may be to deter a future takeover attempt. The Board is not presently aware of any plans to acquire control of the Company and has not proposed the amendment to the Articles of Incorporation as an anti-takeover measure.

Required Vote And Recommendation

     The affirmative vote of holders of two-thirds of the outstanding shares of Common Stock as of the Record Date is required to approve the proposed amendment to the Company's Articles of Incorporation. Abstentions and broker non-votes have the same legal effect as a vote against this proposal.

     The Board recommends that the shareholders of the Company vote "FOR" the approval of the proposed amendment of the Company's Articles of Incorporation. Unless otherwise directed in the accompanying proxy card, the persons named therein will vote "FOR" the approval of the proposed amendment of the Company's Articles of Incorporation.

                                  PROPOSAL 3:
                          RATIFICATION AND APPROVAL OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     Pursuant to the recommendation of Audit Committee, the Board has appointed Deloitte & Touche LLP as its independent audit firm for fiscal year ending December 31, 2002, subject to ratification by the Company's shareholders. Deloitte & Touche LLP has served as the Company's independent audit firm since 1988. Representatives of Deloitte & Touche LLP will be present at the Meeting and will have an opportunity to make a statement at the Meeting if they desire to do so. They will also be available to respond to appropriate questions of Shareholders at the Meeting.

     The Board recommends that the shareholders vote "FOR" the ratification and approval of Deloitte & Touche LLP as the Company's independent auditors, and proxies executed and returned will be so voted unless the proxy card specifies otherwise.

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and holders of more than 10% of the Company's outstanding Common Stock are required to furnish the Company with copies of all forms they file pursuant to Section 16(a) of the Exchange Act.

     Based solely upon the information provided to the Company by its directors, executive officers and ten percent beneficial owners, including representations received from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that all filings required under Section 16(a) of the Exchange Act have been made, except that Dr. Mann failed to include a gift of shares in his otherwise timely filed Form
5. Upon discovery of such inadvertent omission, Dr. Mann filed an amended Form 5 disclosing such transaction.

        SHAREHOLDER PROPOSALS AT THE NEXT ANNUAL MEETING OF SHAREHOLDERS

     Any proposal of shareholders to be included in the Company's proxy statement relating to the Company's 2003 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act must be received by the Company at its principal executive offices no later than November 7, 2002; such proposal must also have complied with the Company's Restated By-Laws and Rule 14a-8 if the proposal is to be considered for inclusion in the Company's proxy statement for such meeting. It is anticipated that the Company's Board of Directors will approve and adopt Amended and Restated Bylaws promptly following the Meeting. The proposed Amended and Restated Bylaws provide that only such business as is properly brought before a shareholder meeting may be conducted at such Meeting. For business to be properly brought before the Company's 2003 Annual Meeting of Shareholders or nominations of persons for election to the Board to be properly made at the 2003 Annual Meeting of Shareholders, notice must be received by the

Secretary at the Company's principal executive offices no later than November 7, 2002; provided, however, that in the event the date of the 2003 Annual Meeting is changed by more than thirty (30) days from the date contemplated at the time of this Proxy Statement, the notice must be received at least eighty (80) days prior to the date the Company intends to distribute its Proxy Statement with respect to the Company's 2003 Annual Meeting of Shareholders. Shareholder proposals should be submitted to the Secretary of the Company at 2550 North Loop West, Suite 600, Houston, Texas 77092.

                        ADDITIONAL FINANCIAL INFORMATION

     A copy of the Company's Annual Report on Form 10-K, including any financial statements, schedules and exhibits thereto, may be obtained without charge by written or oral request to Jim Goolsby, Assistant Secretary, Sterling Bancshares, Inc., 2550 North Loop West, Suite 600, Houston, Texas 77092, telephone (713) 466-8300.

                                  OTHER MATTERS

     The management of the Company knows of no other matters that may come before the Meeting. However, if any matters other than those referred to above should properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote all proxies in accordance with their best judgment.

                                        By order of the Board of Directors,

                                        /s/ James W. Goolsby, Jr.
                                        ----------------------------------------
                                        James W. Goolsby, Jr.
                                        Secretary

                           STERLING BANCSHARES, INC.

            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
        THE COMPANY FOR THE ANNUAL SHAREHOLDER'S MEETING APRIL 29, 2002

       The undersigned, hereby revoking all prior proxies, hereby appoints J. Downey Bridgwater and James W. Goolsby, Jr., and each of them, his true and lawful agents and proxies, with full and several power of substitution, to represent and to vote all the shares of Common Stock of STERLING BANCSHARES, INC. standing in the name of the undersigned and with respect to which the undersigned would be entitled to vote if personally present, at the Annual Meeting of Shareholders of STERLING BANCSHARES, INC. to be held on April 29, 2002 at the Doubletree Hotel at Post Oak, 2001 Post Oak Boulevard, Houston, Texas 77056, and at any adjournment(s) thereof, on all matters coming before the meeting.

(change of address)


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
           (If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

         (CONTINUED AND TO BE MARKED, DATED AND SIGNED ON OTHER SIDE)

                        PLEASE DATE, SIGN AND MAIL YOUR
                     PROXY CARD BACK AS SOON AS POSSIBLE!

                        ANNUAL MEETING OF SHAREHOLDERS
                           STERLING BANCSHARES, INC.

                                APRIL 29, 2002


                                          Please Detach and Mail in the Envelope Provided


A  [X]  PLEASE MARK YOUR
        VOTES AS IN THIS
        EXAMPLE.

                               FOR all nominees                  WITHHOLD                    NOMINEES:
                              listed to the right              AUTHORITY to                  CLASS I DIRECTORS FOR A
                             (except as marked to          vote for all nominees             THREE YEAR TERM ENDING
                              the contrary below)             listed at right                AT THE 2005 ANNUAL MEETING
                                                                                             OF SHAREHOLDERS:
                                      [ ]                           [ ]                         George Beatty, Jr.
1. ELECTION OF SIX                                                                              Anat Bird
   CLASS I DIRECTORS                                                                            Paul Michael Mann, M.D.
   AND ONE CLASS II                                                                             Thomas A. Reiser
   DIRECTOR for terms specified at right.                                                       Gregory A. Stirman
                                                                                                Howard T. Tellepsen
INSTRUCTION: To withhold authority to vote for any
individual nominee, write that nominee's name on the line below:                             CLASS II DIRECTOR FOR A
                                                                                             ONE YEAR TERM ENDING AT
                                                                                             THE 2003 ANNUAL MEETING
                                                                                             OF SHAREHOLDERS:
                                                                                                Christian A. Rasch

2. Proposal to approve an amendment to Sterling Bancshares' Restated and Amended                FOR     AGAINST      ABSTAIN
   Articles of Incorporation to increase the total number of shares of common                   [ ]       [ ]          [ ]
   stock, par value $1.00 per share, that Sterling Bancshares has the authority to issue from 50,000,000 shares to 100,000,000 shares.

3. Proposal to ratify the appointment of Deloitte & Touche LLP as the Company's                 FOR     AGAINST      ABSTAIN
   independent public accountants for the fiscal year ending December 31, 2002.                 [ ]       [ ]          [ ]

4. In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting or adjournment thereof. Either of the proxies or their respective substitutes, who shall be present and acting, shall have and may exercise all the powers hereby granted.

THE SHARES OF STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 2 AND 3 AND FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR. UNLESS A CONTRARY
CHOICE IS SPECIFIED, THE SHARES OF STOCK REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE PROPOSALS 2 AND 3 AND THE ELECTION OF THE
NOMINEES FOR DIRECTOR.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY BY USING THE ENCLOSED ENVELOPE.

                                                                                                               CHANGE OF ADDRESS [ ]


Signature(s)__________________________________________________________________ Dated ________________________________, 2002
NOTE:  (Please sign exactly as name appears above. For joint accounts, each joint owner should sign. Executors, administrators, trustees should also indicate when signing.